Item 77C - DWS Floating Rate Plus Fund

Registrant incorporates by reference its proxy statement filed on July 7, 2010 (SEC Accession No. 0001193125-10-154922).

A Special Meeting of the Shareholders (the "Meeting") of DWS Floating Rate Plus Fund (the "Fund"), a series of DWS Portfolio Trust, was held on July 28, 2010, at the offices of Deutsche Investment Management Americas Inc., 345 Park Avenue, New York, New York. At the Meeting, the following matters were voted upon by the shareholders (the resulting votes are presented below).

1.	Approval of a Sub-Advisory Agreement between Deutsche Investment
Management Americas Inc. and QS Investors, LLC with respect to the Fund.

Number of Votes:
For
Against
Abstain
28,679,386.913
426,907.119
811,509.356

2.	Approval of a Sub-Advisor Approval Policy for Non-Affiliated Sub-
Advisors.

Number of Votes:
For
Against
Abstain
22,891,192.951
6,236,904.014
789,702.423



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OLK47B\Exhibit 77C FRP.docx
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OLK47B\Exhibit 77C FRP.docx